The Corporation will
have the same operating
management and will
be managed pursuant to
substantially the same
operating plan as the
Partnership.

TABLE OF CONTENTS

Introduction ........... 1
Risk Factors ........... 2
Reasons for Conversion.. 4
Questions and Answers
About the Conversion.... 6
How to Vote ............12







(Pictured from left) Kenneth D. Larson,
President, Chief Operating Officer and
Director; John H. (Jack) Grunewald,
Executive Vice President, Chief Financial
Officer and Secretary; and W. Hall
Wendel, Jr., Chairman, Chief Executive
Officer and Director

DEAR FELLOW BAC HOLDER:

     We are asking you to consider and vote on a proposal to convert the Partnership into a publicly traded corporation to be listed on the American Stock Exchange and the Pacific Stock Exchange.

     The Conversion Proposal is described in detail in the accompanying Proxy Statement/Prospectus, which were urge you to read carefully.

     After you have reviewed this brochure and the Proxy Statement/Prospectus, we urge you to vote "FOR" adoption of the Conversion Proposal by marking, signing and dating the accompanying proxy card and returning it to us in the enclosed postage-paid envelope. The Conversion Proposal is sponsored by Senior Operating Managers of the Operating Partnership (the "Sponsors"), who collectively own approximately 9.1% of the outstanding units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") and who have no economic interest in the General Partner. In making your decision, you should know that the Sponsors have informed the Partnership that they will vote all of their BACs "FOR" adoption of the Conversion Proposal.

     In the pages that follow, we have described certain risks and benefits associated with the Conversion Proposal and provided answers to questions you may have about the Conversion.

     The Special Meeting of BAC Holders will be held on Thursday, December 22, 1994. To assure that your vote on the Conversion Proposal is counted, please return the enclosed proxy card as soon as practicable.

     If you have additional questions or need assistance with the proper completion and return of your proxy card, please call D.F. King & Co., Inc., the Information Agent for the Conversion, toll free at 1-800-488-8075.

     Thank you for your prompt attention to this important matter.

     Very truly yours,


W. Hall Wendel, Jr.,
Chief Executive Officer,
Polaris Industries Capital Corporation,
and Chairman of the Board and Chief
Executive Officer, Polaris Industries Inc.



Victor K. Atkins, Jr.,
President, EIP Capital Corporation,
Managing General Partner of EIP Associates
L.P., the General Partner

RISK FACTORS


                        In evaluating the Conversion, BAC
                        Holders should take into account the
                        following risk factors, conflicts of interest and other special considerations, which are dis-cussed at greater length in the accompanying Proxy Statement under "Risk Factors, Conflicts of Interest and Other Considerations" and "The Conversion."

                        -Under current law, the Partnership will be
                                      treated as a corporation for
                                      federal income tax
                                      purposes after December
Under current law, the                31, 1997, unless the
                                      Partnership takes action to
Partnership will be                   prevent trading in BACs
                                      thereafter. Because of the
treated as a corporation              Conversion, BAC Holders
                                      will forego the potential
for federal income tax                future tax benefits assoc-
                                      iated with an investment in
purposes after December               a partnership (i.e., no tax
                                      paid at the Partnership
31, 1997, unless the                  level on its taxable income)
                                      immediately, rather than
Partnership takes action              beginning after December
                                      31, 1997. The General
to prevent trading of                 Partner has participated in
                                      efforts to have the
BACs thereafter.                      December 31, 1997 dead-
                                      line extended or elimin-
                                      ated. To date such efforts
                                      have been inconclusive.

                        Such efforts, in which the General Partner has ceased to participate, may or may not be successful in the future. See "Risk Factors, Conflicts of Interest and Other Considerations-Risks, Conflicts of Interest and Considerations Related to the Conversion-Adverse Tax Implications" in the Proxy Statement.

                       -The General Partner may be viewed as
                        having a conflict of interest with BAC
                        Holders with respect to the determination of the Exchange Ratio in the Conversion. Furthermore, the General Partner will benefit from the elimination of liability of the General Partner for obligations and liabilities of Polaris after the Conversion. In addition, BAC Holders were not represented separate-ly in establishing the terms of the Conversion. Such independent representa-tion might have caused the terms of the






Conversion to be different in material
respects from those described in the Proxy
Statement. See "Risk Factors, Conflicts of
Interest and Other Considerations-Risks,
Conflicts of Interest and Considerations
Related to the Conversion-Potential
Conflicts of Interest" and "-No
Independent Representation" in the Proxy
Statement.



- -As more fully described in the Proxy
 Statement under "Market Prices and
 Distributions," the Sponsors intend to rec-ommend that the Corporation's Board of Directors establish an initial dividend rate of $.15 per share per quarter and pay three spec-cial cash distributions, each of $1.92 per share, payable in each of the last three quar-ters of 1995 (reduced to the extent that any cash distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $.15 per BAC). These dis-tributions are referred to in the Proxy
 Statement and hereinafter as the "Proposed
 Distributions." The Corporation is under no legal obligation to make the Proposed
 Distributions and the timing and amount of future dividends and distributions will be at the discretion of the Board of Directors of the Corporation and will depend on, among other things, the future after-tax earnings, operations, capital requirements, borrowing capacity and financial condition of the Corporation and general business conditions, factors which have also been considered by the General Partner in connection with Partnership distributions. There can be no assurance that the foregoing dividends or dis-tributions described in the Proxy Statement will be adopted or maintained by the Corporation. See "Risk Factors, Conflicts of
 Interest and Other Considerations-Risks,
 Conflicts of Interest and Considerations
 Related to the Conversion-No Assurance of Future Distributions" in the Proxy
 Statement.

- -After the Conversion, the Corporation expects to incur indebtedness in excess of that previously incurred by the Partnership, including indebtedness to finance the
 Proposed Distributions if such distributions are declared by the Board of Directors of the Corporation. No commitments from lenders for such financing have currently been obtained. Incurrence of indebtedness by the Corporation could have important conse-quences to investors in the Corporation's securities, including the following: (i) the Corporation's ability to obtain additional financing in the future may be limited; (ii) a portion of the Corporation's income from operations and cash flow will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Corporation for its opera-tions and (iii) the agreements relating to the indebtedness are likely to contain financial and other restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could adversely affect the Corporation. There can be no assurance that the Corporation's future operating results will be sufficient for pay-ment of the Corporation's indebtedness and other commitments. See "Risk Factors,
 Conflicts of Interest and Other
 Considerations-Risks, Conflicts of Interest and Considerations Related to the
 Conversion-Effects of Additional
 Indebtedness" in the Proxy Statement.

- -Prior to the Conversion, there will have been no public market for the Common Stock.
 The Common Stock may trade at prices sub-stantially below the historical trading levels of BACs. If a large number of holders of Common Stock were to offer their shares for sale immediately after consummation of the Conversion, the market price of the Common Stock could decline substantially.
 See "Risk Factors, Conflicts of Interest and
 Other Considerations-Risks, Conflicts of
 Interest and Considerations Related to the Conversion-Uncertainty Regarding Market
 Price for Common Stock" in the Proxy
 Statement.

- -As a result of the Conversion, BAC Holders will lose certain rights associated with their ownership of BACs including, in particular, receipt of future quarterly distributions from the Partnership of Net Cash from Operations
 (after giving effect to appropriate reserves).
 See "Comparative Rights of BAC Holders
 and Holders of Common Stock" in the
 Proxy Statement.


- -The fiduciary duties of a general partner to limited partners may differ from those of cor-porate directors to shareholders. Therefore, situations may ocur in which owners of Common Stock of the Corporation would have less recourse, on the basis of breach of fiduciary duty, against directors of the Corporation than they would have had against the General Partner. See "Risk
 Factors, Conflicts of Interest and Other
 Considerations-Risks, Conflicts of Interest and Considerations Related to the
 Conversion-Changes in Fiduciary
 Obligations" and "Comparative Rights of
 BAC Holders and Holders of Common
 Stock-Fiduciary Duties," and "-Limits on
 Management's Liability" in the Proxy
 Statement.

- -Transaction costs of approximately $9 million will be paid by the Partnership, whether or not the Conversion is consum-mated. An additional $2 million is expected to be paid by the Partnership only if the Conversion is consummated. See "Risk
 Factors, Conflicts of Interest and Other
 Considerations-Risks, Conflicts of Interest, and Considerations Related to the
 Conversion-Costs of Conversion" in the
 Proxy Statement.

- -If the Conversion Proposal is approved by the required vote of BAC Holders and unaffiliated
 BAC Holders, all BAC Holders (other than those who exercise appraisal rights) will be bound by such approval even though they, individually, may not have voted in favor of the Conversion Proposal. See "Risk Factors,
 Conflicts of Interest and Other Considerations-
 Risks, Conflicts of Interest and
 Considerations Related to the Conversion-
 Risks for Nonapproving BAC Holders" and
 "Appraisal Rights" in the Proxy Statement.

- -In addition to the factors noted above, an investment in Polaris (whether in partnership or corporate form) is subject to risks assoc-iated with operating conditions, competitive factors, economic conditions, weather condi-tions, regulatory developments and equity market conditions. See "Risk Factors,
 Conflicts of Interest and Other
 Considerations-Risks Related to the
 Business" in the Proxy Statement.

REASONS FOR THE CONVERSION

                        The General Partner and the Sponsors
                        believe that the following are the princi-
                        pal reasons to consummate the Conversion at
                        this time:
                           Under current law, the Partnership will be
                        treated as a corporation for federal income tax purposes after December 31, 1997, unless the Partnership takes action to prevent trading in BACs thereafter. See "Certain Federal Income Tax Considerations-Partnership Status and
                                     Taxation of the Partner-
                                     ship" in the Proxy
                                     Statement. For the reasons
The General Partner and              more fully set forth in the
                                     Proxy Statement (see "The
the Sponsors believe that            Conversion-Alternatives to
                                     the Conversion"), the
the Conversion is fair to            General Partner and the
                                     Sponsors did not consider
BAC Holders and                      cessation of trading of
                                     BACs or otherwise reducing
recommend that BAC                   the liquidity of the BACs
                                     after 1997 an advantageous
Holders vote "FOR"                   way to preserve the tax sta-
                                     tus of the Partnership. Nor
adoption of the                      did they believe that contin-
                                     uing to operate as a partner-
Conversion Proposal.                 ship while being taxed as a
                                     corporation after 1997
                                     would be advantageous to
                                     BAC Holders.

                             The General Partner and the Sponsors
                        believe it is advantageous for the Partnership to convert to corporate form now because: (i) the Conversion will resolve uncertainty about the Partnership's future tax and organizational status, which uncertainty would otherwise increase as December 31, 1997 approaches,
                        (ii) the receipt of shares of Common Stock in the Conversion can be effected on a tax-free basis under current law, and (iii) the Conversion is facilitated by the Partnership's strong financial performance, currently favor-able equity market conditions generally and other factors set forth below. See "The Conversion-Reasons for the Conversion" in the Proxy Statement. Accordingly, the General Partner and the Sponsors believe that it is advantageous for the Partnership to convert to corporate form at the present time rather than postponing such a transaction until 1997, which could result in the Partnership's inabli-ty to consummate such a transaction in an orderly manner under favorable circumstances.
     The Conversion is not expected to adverse-ly affect the anticipated amount of cash distrib-utions to be received by investors through 1997. After the Conversion, and subject to legal and contractual limitations and the fina-cial requirements of the business, the Sponsors intend to recommend that the Corporation's
Board of Directors pay the Proposed
Distributions. Assuming the Corporation
makes such distributions, each BAC Holder who continues to hold Common Stock received in the Conversion through 1997 will receive from the Partnership and the Corporation cash distributions and dividends during the period commercing January 1, 1995 and ending December 31, 1997 equal in amount to cash distributions ($7.56 per BAC) that BAC Holders would have received from the Partnership had the Conversion not occurred and the Partnership maintained its existing distribution policy. The Sponsors believe the Proposed Distributions should ease the transition in the Corporation's ownership between primarily income-oriented investors in the Partnership and the growth-oriented institutional investors that are expected to invest in the Corporation. See "Market Prices and Distributions" in the Proxy Statement.
     The tax benefits to BAC Holders of the
Partnership continuing to operate in partner-ship form (i.e. one level of income tax) are anticipated to diminish over time.
     Distributions to BAC Holders have
remained relatively constant during the past three years and the Partnership does not cur-rently intend to increase the present level of cash distributions even if its taxable income were to continue to increase, because Polaris' continued growth could require reinvesting significant amounts of cash in the business.
Accordingly, absent the Conversion, assuming income growth continues in 1994 and subse-quent years, BAC Holders will be required to report and pay tax on their share of the Partnership's taxable income without a corre-sponding increase in cash distributions. It is expected that this disparity between taxable income and cash distributions will continue to increase in the foreseeable future and will be substantial, at least in 1994. See "The
Conversion - Reasons for the Conversion -
Anticipated Reduction of Partnership Tax
Benefit to Investors" in the Proxy Statement.
     The Conversion is expected to provide
Polaris with greater access to capital markets at a potentially lower cost of capital and thereby enhance its ability to fund future growth. In this regard, the Conversion should expand
Polaris' potential investor base to a broader array of investors (e.g. pension plans, mutual funds and other institutional investors) who do not typically invest in publicly traded limit-ed partnerships because of tax considerations and administrative burdens, and should result in increased research coverage of Polaris by investment analysts. Such factors should result in greater trading activity and liquidity for the Common Stock, as compared to the BACs.
See "The Conversion - Reasons for the
Conversion - Greater Access to Capital
Markets and Expansion of Investor Base" in the Proxy Statement.
     Operating in corporate form should provide
Polaris with greater flexibility to consummate acquisitions, including the use of its capital stock as acquisition currency and the ability to diversify into other lines of business without the constraints that presently are placed by the tax laws on publicly-traded partnerships.
Polaris believes the advantages of doing busi-ness in corporate form are demonstrated by the fact that Polaris is one of the few remain-ing substantial manufacturing concerns in the United States organized as a publicly traded partnership. See "The Conversion - Reasons for the Conversion - Enhanced Growth
Potential" and "-Ability to Diversify" in the Proxy Statement.
     The Conversion will simplify Polaris' orga-nizational structure and reduce significantly the costs of tax reporting for Polaris and investors in Polaris. See "The Conversion -
Reasons for the Conversion - Tax Reporting"




in the Proxy Statement.
     The General Partner will be replaced by a Board of Directors of the Corporation, which will be elected directly by holders of Common
Stock. See "The Conversion - Reasons for the
Conversion - Direct Election of the Board of
Directors" in the Proxy Statement.
     THE GENERAL PARTNER AND THE SPONSORS
BELIEVE THAT THE CONVERSION IS FAIR TO BAC
HOLDERS AND RECOMMEND THAT BAC HOLDERS
VOTE "FOR" ADOPTION OF THE CONVERSION
PROPOSAL.

QUESTIONS & ANSWERS ABOUT THE CONVERSION

                             Q  WHAT HAS BEEN PROPOSED FOR
                                APPROVAL BY HOLDERS OF BACS?

                             A You are being asked to consider and vote on a proposal to convert the Partnership into a publicly traded corporation (the "Conversion"). Subsequent to consummation of the Conversion, the business currently conducted by the Partnership will be conducted by Polaris Industries Inc., a newly formed Minnesota corporation (the "Corporation"), with the same operating management and pursuant to substantially the same operating plan as the Partner-ship, but without involvement by the General Partner.



                             Q  WHO IS SPONSORING THE CONVERSION?

                             A The Conversion is sponsored by the senior operating managers of the Operating Partnership (the "Sponsors"), who collectively own approximately 9.1% of the outstanding BACs and who have no economic interest in the General Partner. The Con-version also is recommended to you by the General Partner.
W. Hall Wendel, Jr.
CHAIRMAN, CHIEF EXECUTIVE
OFFICER AND DIRECTOR
                             Q  WHAT IS REQUIRED TO APPROVE THE
                                CONVERSION PROPOSAL?

                             A Approval of the Conversion Proposal will require the affirmative vote of both (i)
                                BAC Holders holding a majority of BACs on the record date and (ii) unaffiliated BAC Holders (BAC Holders other than the Sponsors and affiliates of the General Partner) holding a majority of BACs owned by such persons on the record date.



                             Q  IF THE CONVERSION OCCURS, WHAT WILL BE
                                EXCHANGED FOR EACH OF MY BACS?

                             A  In the Conversion, each BAC will be
Kenneth D. Larson               exchanged for one share of Common Stock
PRESIDENT, CHIEF OPERATING      of the Corporation. BAC Holders and
OFFICER AND DIRECTOR            holders of previously granted rights to
                                acquire BACs will own 88.6%, and affiliates of the General Partner will own 11.4%, of the Corporation's Common Stock to be out-standing immediately following the
                                Conversion (assuming the exercise of such rights).

Q  HOW WAS THE ALLOCATION OF COMMON STOCK
   BETWEEN AFFILIATES OF THE GENERAL
   PARTNER AND OWNERS OF BACS DETERMINED?

A  The allocation was agreed to after
   extended negotiations beginning in June
   1994 between affiliates of the General
   Partner on the one hand, and W. Hall
   Wendel, Jr., the Chief Executive Officer of Polaris, and certain other members of senior operating management of Polaris, on the other. It was determined with reference to the existing economic interests of the General Partner under various provisions of the agreement governing the Partnership described below.



Q  WILL THE CONVERSION CHANGE THE WAY THE
   GENERAL PARTNER IS COMPENSATED?

A  Yes. Pursuant to the agreement governing
   the Partnership, the General Partner and
   its affiliates are entitled to receive 20.8%
   of Partnership distributions of available
   cash flow from operations and an annual
   management fee of $500,000 and are entitled
   to reimbursement of certain expenses. Such
   distributions and fees totaled approximately
   $10.3 million in 1993 and will exceed $11
   million in 1994. These arrangements and
   payments will end upon consummation of the       John H. (Jack) Grunewald
   Conversion.                                      EXECUTIVE VICE PRESIDENT,
                                                    CHIEF FINANCIAL OFFICER
                                                    AND SECRETARY

Q  HAVE ANY OPINIONS AS TO THE FAIRNESS OF
   THE CONVERSION BEEN RECEIVED?

A  Yes. Smith Barney Inc. ("Smith Barney") and
   Dillon, Read & Co. Inc. ("Dillon Read"),
   nationally recognized investment banking
   firms, have reviewed the terms of the Con-
   version and rendered fairness opinions,
   which are described in the accompanying
   Proxy Statement. Based upon the consider-
   ations and subject to the assumptions and
   limitations set forth in their opinions,
   Smith Barney and Dillon Read have opined
   separately that, each of the Exchange
   Ratio of Common Stock between BAC Holders
   and affiliates of the General Partner and
   the consideration to be received by BAC Holders
   in the Conversion is fair to BAC Holders,
   from a financial point of view. See Annex B
   of the Proxy Statement for the full text of     Charles A. Baxter
   the Smith Barney fairness opinion. Also, see    VICE PRESIDENT-ENGINEERING
   Annex C of the Proxy Statement for the full     AND PRODUCT SAFETY
   text of the Dillon Read fairness opinion.



Q  WHAT WILL BE THE MARKET VALUE OF THE COMMON
   STOCK I RECEIVE FOR EACH BAC?

A Neither Smith Barney nor Dillon Read has expressed any opinion as to what the value of the Common Stock actually will be when issued to holders of BACs or the prices at which the Common Stock will trade subsequent to the Conversion. However, in preparing their fairness opinions, Smith
   Barney and Dillon Read arrived at implied ranges of values for the Common Stock based on a number of factors and assumptions described in the Proxy

   Statement, which BAC Holders are encouraged to read. See "The Conversion - Fairness
   Opinions" in the accompanying Proxy State-ment. The Common Stock may trade at prices substantially below the historical trading levels of BACs. If a large number of holders of Common Stock were to offer their shares for sale immediately after consummation of the Conversion, the market price of the Common Stock could decline substantially in the absence of a corresponding demand for Common Stock from institutional and retail investors. It should be noted, however, that the market price of the BACs on November 17 was $44.50 compared to $36.00, the average during the ten trading day period prior to the date on which the Partnership announced its plan to convert into a publicly traded corporation.



Q  WILL MY CASH DISTRIBUTIONS BE AFFECTED BY THE
   CONVERSION?

A  Assuming the Corporation makes the Proposed
   Distributions (i.e. the initial cash dividend rate of $.15 per share per quarter and three special cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995, reduced to the extent that any cash distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $.15 per BAC), the Con-version will not adversely affect the aggregate anticipated amount of cash distributions to be received by investors through 1997. Assuming the Corporation makes such distributions, each BAC Holder who continues to hold Common Stock received in the Conversion will receive from the Partnership and the Corporation cash distributions and dividends during the three-year period commencing January 1, 1995 and ending December 31, 1997 equal in amount to cash distributions ($7.56 per BAC) that BAC
   Holders would have received from the Partner-ship had the Conversion not occurred and the Partnership maintained its existing distribution policy. The Sponsors believe that such distributions should ease the transition in the Corporation's ownership between historically primarily income-oriented investors in the
   Partnership and the growth-oriented institutional investors that are expected to invest in the Corporation.



Q  WHAT ARE THE PRINCIPAL REASONS TO CONSUMMATE THE
   CONVERSION AT THIS TIME?

A In the limited space available in this brochure, we can list only a few of the principal reasons to consummate the Conversion at this time. Please see
   "The Conversion - Reasons for the Conversion" in the
   Proxy Statement for a more complete listing.

        The Partnership currently is treated as a partnership for federal income tax purposes under a "grandfather" provision of the Internal Revenue
   Code amendments enacted in 1987. Under this provision, the Partnership's status will end, and it will be treated as a corporation for federal income tax purposes, if it continues to be publicly traded, at such time as it engages in a substantially new line of business, and, in any event, after December 31, 1997. Thus, under current law, the principal advantage of conducting business as a publicly traded partnership will cease for the Partnership as of December 31, 1997, unless the Partnership takes action to prevent trading in BACs thereafter or the applicable law is changed. The General Partner and the Sponsors did not consider cessation of trading of BACs or otherwise reducing the liquidity of BACs after 1997 an advantageous way to preserve the tax status of the Partnership. Nor did they consider that continuing to operate as a partnership while being taxed as a corporation after 1997 to be advantageous to BAC Holders. Instead, the General Partner and the Sponsors believe that it is advantageous for the Partnership to convert to corporate form now because:
- -the Conversion will resolve uncertainty about the Partnership's future tax and organizational status, which uncertainty would otherwise increase as December 31, 1997 approaches;
- -the receipt of shares by all participants in the Conversion can be effected on a tax-free basis under current law; and
- -the Conversion is facilitated by the Partnership's strong financial performance, currently favorable equity market conditions generally and other factors set forth below and in the Proxy Statement.

     Accordingly, the General Partner and the sponsors believe that it
is advantageous for the Partnership to convert to corporate     James C. Bruha
form at the present time rather than postpone such a            VICE PRESIDENT-
transaction until 1997 and that any potential benefit           MANUFACTURING
derived from maintaining the Partnership's current form is outweighed by (i) the long-term benefits to be derived from the Conversion; and (ii) the risk that postponing such a conversion until a later date, when many partnerships losing the benefit of the grandfather provision similarly are expected to convert to corporate form, could result in the Partnership's inability to consummate such a transaction in an orderly manner under favorable circumstances.

     As previously noted, assuming the Corporation makes the Proposed Distributions, the Conversion is not expected to adversely affect the aggregate anticipated amount of cash distributions to be received by investors through 1997. Each BAC Holder who continues to hold Common
Stock received in the Conversion through 1997 will receive from the
Partnership and the Corporation cash distributions and dividends during the three-year period commencing January 1, 1995, and ending
December 31, 1997, equal in amount to cash distributions        Ed Skomoroh
($7.56 per BAC) that BAC Holders would have received            VICE PRESIDENT-
from the Partnership had the Conversion not occurred            SALES AND
and the Partnership maintained its existing distribution        MARKETING
policy.

     The tax benefits to BAC Holders of the Partnership continuing to operate in partnership form (i.e., one level of income tax) are anticipated to diminish over time. Distributions to BAC Holders have remained relatively constant during the past three years and the Partnership does not currently intend to increase its present level of cash distributions, even if its taxable income were to continue to increase, because Polaris' continued growth could require reinvesting significant amounts of cash in its business. Accordingly, absent the Conversion, assuming income growth continues in 1994 and subsequent years, BAC Holders will be required to report and pay tax on their share of the Partnership's taxable income without a corresponding increase in cash distributions. It is expected that this disparity between taxable income and cash distrib-
                   utions will continue to increase for the foreseeable future, and will be substantial, at least in 1994. This disparity will be greater for those BAC Holders that have held BACs for longer periods of time and purchased their BACs at lower prices. Increases in taxable income are likely to correspond to increases in book income of the Partnership, which for the nine-month period ended September 30, 1994, increased by over 50% compared to the same period in 1993.

                        The General Partner and the Sponsors expect the
                   Corporation will benefit from a simpler and more
                   readily understandable capital structure which should
                   result in greater access to capital markets than the
                   Partnership currently enjoys, potentially enabling the
                   Corporation to raise capital on more favorable terms
                   than are now available to the Partnership. In this
                   regard, the General Partner and the Sponsors
                   expect that the Conversion should ultimately
                   expand Polaris' potential investor base to a
                   broader array of investors (e.g., pension plans,
                   mutual funds and other institutional investors) that
                   do not typically invest in publicly traded limited
                   partnership securities because of various tax and
                   administrative reasons. In addition, the General
                   Partner and the Sponsors anticipate that the
                   Common Stock (as compared to the BACs) should
                   receive broadened investor interest through
Michael W. Malone  increased review and valuation by investment
VICE PRESIDENT     research analysts. Although there can be no
AND TREASURER      assurance in this regard, such factors should
                   result in greater activity and liquidity for the Common Stock, as compared to the BACs.


                 Q WHAT ARE THE SIGNIFICANT TAX ASPECTS OF THE EXCHANGE OF COMMON STOCK FOR BACS IN THE CONVERSION?

                 A  Under current law, if the Conversion is
                    consummated, the exchange of Common Stock for
                    BACs will be tax-free. As a corporation, the
                    Corporation's net income, which will include the
                    Partnership's net income after that Conversion,
                    will be subject to federal and state corporation
                    income tax. Distributions to shareholders,
                    including the three special cash distributions,
                    if made, will be taxable as ordinary dividend
                    income to the extent of the Corporation's
                    earnings and profits for tax purposes and will
                    be classified as investment or portfolio income.
Hugh T. Ferguson    Sales of shares of common stock of the corporation
GENERAL MANAGER,    which are held as capital assets will produce
POLARIS CANADA      capital gain or loss to the selling shareholder.

Q. WILL DISSENTING BAC HOLDERS BE ENTITLED TO APPRAISAL RIGHTS?

A Yes. The agreement governing the conversion provides rights for dissenting BAC Holders to have their respective BACs appraised or redeemed which are similar to statutory rights of appraisal that stockholders of a Delaware corporation possess under Section 262 of the General Corporation Law of the State of Delaware. A BAC Holder
  wising to exercise such rights must demand them on or before the fifth day prior to the Special Meeting and must not vote in favor of or consent in writing to the Conversion Proposal. In addition, the other procedures set forth in the Proxy Statement must be followed.
  If the Conversion Proposal is approved, BAC Holders who have demanded appraisal rights will not be entitled to receive any portion of the
  shares of Common Stock of the Corporation, to vote           Jeff Bjorkman
  such BACs for any purposes or to receive payment of     PLANT MANAGER, ROSEAU
  distributions on such BACs (other than those payable to holders of record of BACs prior to the Conversion).


Q HOW SHOULD I VOTE ON THE CONVERSION PROPOSAL?

A You are urged to review the accompanying Proxy Statement
  carefully and to consult with your personal financial and tax advisor before voting on the Conversion Proposal. In making your decision, you should consider that the General Partner and the
  Sponsors urge you to vote "FOR" adoption of the Conversion
  Proposal. The Sponsors collectively own approximately 9.1% of the
  outstanding BACs and have no economic interest in        Richard Sevence
  the General Partner. In addition, you should know      PLANT MANAGER, OSCEOLA
  that the Sponsors have informed the Partnership that they will vote all of their BACs "FOR" adoption of the Conversion Proposal.

                                                           Charles Crone
                                                     PLANT MANAGER, SPIRIT LAKE

THE VOTE OF EACH BAC HOLDER IS IMPORTANT.
YOU ARE URGED TO MARK, DATE AND SIGN THE
ACCOMPANYING PROXY CARD AND RETURN IT IN
THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON
AS POSSIBLE. BY RETURNING THE PROXY CARD
PROMPTLY, YOU WILL SAVE THE PARTNERSHIP ADDI-
TIONAL SOLICITATION EXPENSES.

   You may vote either "FOR," "AGAINST,"
or "ABSTAIN" on the Conversion Proposal.

   If you sign and return the Proxy card with-out clearly indicating an "AGAINST" vote or without clearly indicating that you
"ABSTAIN" from voting, you will be deemed to have voted "FOR" adoption of the Conversion Proposal.

   If you "ABSTAIN" or otherwise refrain
from voting on the Conversion Proposal by failing to return a proxy card or by not attend-ing the Special Meeting and voting in person, your actions will have the same effect as a vote
"AGAINST" the Conversion Proposal.

   THE SPONSORS AND THE GENERAL PARTNER
URGE YOU TO VOTE "FOR" ADOPTION OF THE
CONVERSION PROPOSAL.

   NOTE: IF YOUR BACS ARE HELD FOR YOU BY A
BROKER OR BANK, ONLY YOUR BROKER OR BANKER
CAN VOTE YOUR BACS AND ONLY AFTER RECEIVING
SPECIFIC VOTING INSTRUCTIONS FROM YOU. PLEASE
SIGN AND RETURN THE ACCOMPANYING VOTING
INSTRUCTION FORM IN THE ENCLOSED RETURN
ENVELOPE AS SOON AS POSSIBLE.

   Additional detailed information about the
Conversion is set forth in the accompanying
Proxy Statement, which you are urged to read carefully. If you have any questions or need assistance in completing your proxy card, please call D. F. King & Co., Inc., the
Information Agent for the Conversion, toll free at 1-800-488-8075.

   YOUR VOTE IS IMPORTANT. PLEASE ACT PROMPTLY.





IN JULY, 1994, MINNESOTA GOVERNOR ARNE CARLSON
JOINED POLARIS EXECUTIVES W. HALL WENDEL, JR., AND
KEN LARSON TO CELEBRATE POLARIS'
40TH ANNIVERSARY.

LEFT TO RIGHT, BACK ROW: CHARLES A. BAXTER, VICE PRESIDENT-ENGINEERING AND PRODUCT SAFETY; CHARLES CRONE, PLANT MANAGER, SPIRIT LAKE; ED SKOMOROH, VICE PRESIDENT-SALES AND MARKETING; RICHARD STRENGE, PLANT MANAGER, OSCEOLA; JEFF BJORKMAN, PLANT MANAGER, ROSEAU; JAMES BRUHA, VICE PRESIDENT, MANUFATURING; HUGH FERGUSON, GENERAL MANAGER, POLARIS CANADA.
FRONT ROW: MICHAEL W. MALONE, VICE PRESIDENT AND TREASURER.

P O L A R I S
- -------------
POLARIS INDUSTRIES PARTNERS L.P.
1225 NORTH HIGHWAY 169
MINNEAPOLIS, MN 55441